THIRTEENTH AMENDMENT TO PROMISSORY NOTES

This THIRTEENTH AMENDMENT TO PROMISSORY NOTES, dated as of September 21, 2011, but effective as of August 30, 2011 (this "**Amendment**"), is made by and among GROEN BROTHERS AVIATION, INC., a Utah corporation (the "**Company**") and WESTFORD SPECIAL SITUATIONS MASTER FUND, L.P., a Cayman Islands exempted limited partnership ("**Lender**").

WHEREAS, Lender holds certain Promissory Notes of the Company (as amended, modified, supplemented or restated from time to time, the "**Notes**"), as set forth on Schedule A attached hereto, issued pursuant to that certain Securities Purchase Agreement dated as of July 17, 2007 by and among the Company and Lender (as amended, modified, supplemented or restated from time to time, the "**Purchase Agreement**");

WHEREAS, effective July 1, 2009 Lender assigned a portion of each of the Notes to certain of its affiliates, and in connection with such assignment the Company reissued Notes to Lender reflecting the interests retained by Lender; and

WHEREAS, Lender has agreed to extend the maturity date of each of the Notes.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

1. Definitions. Each capitalized term used and not defined herein has the meaning assigned thereto in the applicable Note.

2. Amendment. Effective as of the date hereof, (a) the Maturity Date of each of the Notes (copies of which are attached hereto as Exhibit A) is hereby extended to October 31, 2011 and (b) the Debt Cap, to the extent such term is defined in any particular Note, is hereby increased from $64,000,000 to $67,250,000.

3. General. The foregoing Amendment is limited as provided herein and does not extend to any other provisions of any Note not specified herein or to any other matter. Each Note as amended hereby is ratified and confirmed and shall continue in full force and effect. This Amendment may be executed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. This Amendment shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Lender and its successors and assigns.

4. Governing Law and Dispute Resolution. This Amendment shall be deemed a contract made under the internal laws of the State of New York and all disputes, claims or controversies arising out of this Amendment, or the negotiation, validity or performance hereof or the transactions contemplated herein, shall be construed under and governed by the laws of such state, without giving effect to its conflicts of laws principles.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment on the date first written above but effective as of August 4, 2011.

COMPANY:

GROEN BROTHERS AVIATION, INC.

By: ______________________
Name: David Groen
Title: President & CEO

Address:

2640 West California Avenue, Suite A
Salt Lake City, Utah 84104
ATT: David Groen
Fax: (801) 973-4027

LENDER:

WESTFORD SPECIAL SITUATIONS MASTER FUND, L.P.

By: Westford Global Asset Management Ltd.
Its: General Partner

By: ______________________
Name: Steve G. Stevanovich
Title: Director

Address:
Grand Rue 3, 6th Floor
Montreux, CH-1820, Switzerland
Facsimile: +41 21 966 79 22

SCHEDULE A

PROMISSORY NOTES

NOTES:

Holder	*Principal Amount*	*Date of Issue*
Westford Special Situations Master Fund, L.P.	$1,122,000.00	July 1, 2009
Westford Special Situations Master Fund, L.P.	$1,122,000.00	July 1, 2009

EXHIBIT A

PROMISSORY NOTES